Exhibit 10.3

April 13, 2009

Santosh J. Vetticaden, Ph.D., M.D.

Dear Santosh,

As discussed, this letter amends and restates Exhibit A of your November 12, 2008 offer letter.   This amendment is prompted by your plan to rent out your house in San Ramon, California to a third party for three years after being unable to sell it for a reasonable price and your desire to purchase a house in the greater Boston area as quickly as possible.  The primary differences between Exhibit A of your November 12, 2008 offer letter and Exhibit A of this letter are the reduction of Cubist’s obligation to provide you with temporary living/duplication housing assistance from 12 months to 8 months (from 12/31/09 back to 8/31/09) and the elimination of Cubist’s obligation to cover any of the closing costs related to the sale of your house in San Ramon, California, in exchange for a payment from Cubist to you of $87,250 (along with a gross-up on taxes that arise from this payment) to be used by you to purchase a house in the greater Boston area.  This payment will, in part, offset the losses resulting from the planned rental of your California house.  The amount of this payment is equal to the approximate value of the decrease in Cubist’s obligation to provide you with the housing assistance and closing costs described in this letter (and the tax gross-up related to such obligations).  By signing this you agree, should you decide to sell your home in California Cubist is not obligated to pay closing costs.

Exhibit A attached to this letter supersedes and replaces Exhibit A of your November 12, 2008 offer letter in its entirety and is incorporated by reference into this letter.  All of the other terms and provisions of your November 12, 2008 offer letter remain in full force and effect.

Sincerely,

/s/ Michael W. Bonney

Michael W. Bonney
President and Chief Executive Officer

I acknowledge and agree to the terms and conditions of this letter.

Signed:	/s/ Santosh J. Vetticaden
Santosh J. Vetticaden, Ph.D., M.D.

Exhibit A

Relocation Expenses

Subject to the terms of this Exhibit A, Cubist will cover the following relocation expenses and you will be entitled to utilize the financial assistance for a period of two years after your employment start date:

Temporary Living/Duplicate Housing Assistance:   Cubist will cover temporary living for you and your family in the greater Boston area or provide duplicate housing assistance, as detailed below, for a period of 8 months after your employment start date..

Additionally, Cubist will cover one return trip home every other weekend during the first 12 months after your employment start date so long as you own your house in San Ramon, California.

For temporary living, our relocation provider will identify a furnished and accessorized temporary apartment for you and your family to stay in if you begin employment with Cubist before you are able to purchase a home in the greater Boston area.

Relocation Payment:  Cubist will pay you $77,200 to help facilitate your purchase of a house in the  greater Boston area.   Cubist will also pay the estimated federal, state and FICA tax liability (gross up) that arises from this relocation payment.

Home Purchase Closing Costs:  Cubist will cover all normal and customary non-recurring home purchase closing costs incurred with the purchase of your primary residence in the greater Boston area and will cover up to $6,000 towards mortgage points to buy down your mortgage interest rate.  The following costs will not be covered:

•                  Attorney’s fees over $800.00

•                  Owner’s title insurance (only Lender’s title insurance is covered)

•                  Property Tax escrows

•                  Hazard Insurance

House hunting Trips:  Two house hunting trips of up to seven (7) nights total with your family, minivan rental, airfare or mileage, lodging, and meals up to $90 per day per person will be covered by Cubist.

Miscellaneous Expense Allowance:  Recognizing that you may incur costs associated with your relocation that are not expressly addressed here, Cubist will additionally provide you with $8,500 less applicable taxes processed through payroll to assist you with any additional expenses.  This allowance will be disbursed once your official relocation process begins and you have signed the Relocation Agreement.

Household Goods Shipment:  Our relocation provider will facilitate your obtaining two estimates from our preferred van lines.  These estimates must be approved in advance by Cubist and our relocation provider.  These costs will be billed directly to Cubist.  Additionally, the cost of transporting two automobiles will be covered by Cubist, and up to 12 months of storage will be covered if it is necessary to move your household goods prior to closing on a property in the new location.

Tax Consequences:  Please note that corporate relocation can have personal tax implications.  Please contact your tax advisor for more information related to the tax implications of relocation. Cubist will pay the estimated federal, state and FICA tax liability (gross up) that arises from taxable Company reimbursed expenses associated with your relocation as detailed on Exhibit B.  As noted on this Exhibit A and Exhibit B, you will not be grossed up for the miscellaneous expense allowance or the amount of the tax gross up that you receive from the Company.   The amount of the tax gross up will be remitted by Cubist directly to the appropriate revenue agency and reported as withheld taxes on your W-2 Wage and Tax Statement.